Exhibit 99.1

SYSCO ANNOUNCES ELECTION OF THREE NEW DIRECTORS

HOUSTON, Sept. 21, 2016 — Sysco Corporation (NYSE:SYY) announced today that three newly-elected directors, Daniel Brutto, Bradley Halverson and Edward Shirley, joined the company’s board of directors, expanding the size of the board to 15 members. These new directors were elected in connection with the board’s ongoing refreshment efforts, which also included the establishment of a 15-year, phased director tenure limitation. It is the company’s intention, ultimately, to maintain a board size of 10 to 15 members. All three of the newly-elected directors will stand for reelection at Sysco’s next Annual Meeting of Stockholders on Nov. 16, 2016.

Jackie M. Ward, Sysco’s chairman of the board, said, “We are very pleased to welcome Dan, Brad and Ed to our board. The extensive management and corporate strategy expertise they’ve amassed during their distinct and distinguished careers, along with experience in finance, mergers & acquisitions, information systems, international business and market/brand development, will be extremely valuable to Sysco and add fresh, new perspective and leadership capabilities to our board.”

Daniel J. Brutto, 60, served as president of UPS International and senior vice president of UPS, a global package delivery, supply chain management and freight forwarding company, from January 2008 until his retirement in June 2013. Brutto’s 38-year career at UPS provided him with extensive experience in executive leadership/management, strategy development, business operations, finance, information systems, mergers & acquisitions, marketing and international/global operations.

Bradley M. Halverson, 56, currently serves as group president, Financial Products and Corporate Services, and chief financial officer of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. During Halverson’s nearly 30-year career with Caterpillar, together with his prior service with PricewaterhouseCoopers LLP, he has developed deep expertise in accounting, financial reporting and corporate finance, along with leadership experience in the areas of executive management, corporate strategy development, mergers & acquisitions, risk management, information technology systems oversight and international business.

Edward D. Shirley, 59, served as president and chief executive officer of Bacardi Limited, a global beverage and spirits company, from 2012 to 2014. Prior to that, he spent a combined 32 years with The Procter & Gamble Company, with 27 of those years spent as a senior executive with The Gillette Company, a consumer goods company acquired by P&G in 2005. As a result of his many years of experience with large consumer products companies, Shirley gained deep expertise in the areas of executive leadership, strategy development, marketing/brand development and business operations.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates approximately 200 distribution facilities serving approximately 425,000 customers. For fiscal year 2016 that ended July 2, 2016, the company generated sales of more than $50 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco.

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